Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Quality Gold Holdings, Inc. on Amendment No. 2 to Form S-4 (File No. 333-268971) of our report dated March 29, 2023, which includes an explanatory paragraph as to Tastemaker Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Tastemaker Acquisition Corp. as of December 31, 2022 and 2021 and for the years then ended, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 26, 2023